Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-1000 Fax (805) 499-3507 www.amgen.com

News Release

AMGEN’S THIRD QUARTER 2009 ADJUSTED

EARNINGS PER SHARE INCREASED 21 PERCENT TO $1.49

Third Quarter 2009 Revenue

Decreased 2 Percent to $3.8 Billion

Third Quarter 2009 GAAP Earnings Per Share

Increased 30 Percent to $1.36

Reaffirmed 2009 Total Revenue Trending Towards Upper End of

Current Guidance Range of $14.4–$14.8 Billion

2009 Adjusted Earnings Per Share Guidance Range of

$4.80–$4.95 Raised to $4.90–$5.05

THOUSAND OAKS, Calif. (Oct. 21, 2009) – Amgen (NASDAQ: AMGN) reported adjusted earnings per share (EPS) of $1.49 for the third quarter of 2009, an increase of 21 percent compared to $1.23 for the third quarter of 2008. Adjusted net income increased 16 percent to $1,518 million in the third quarter of 2009 compared to $1,308 million in the third quarter of 2008.

Total revenue decreased 2 percent during the third quarter of 2009 to $3,812 million versus $3,875 million in the third quarter of 2008.

“Our third quarter results reflect the continued stability of our core businesses in the face of increased competition,” said Kevin Sharer, chairman & chief executive officer. “We are pleased by the results of clinical studies for denosumab and Vectibix that we recently presented at a scientific meeting, and look forward to

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Amgen’s Third Quarter Adjusted EPS Increased 21 Percent to $1.49;

Third Quarter Revenue Decreased 2 Percent to $3.8 Billion

making these innovative medicines available to patients in their respective indications.”

Adjusted EPS and adjusted net income for the third quarter of 2009 and 2008 exclude, for the applicable periods, stock option expense, certain expenses related to acquisitions, a strategic decision to change manufacturing processes and the resolution of certain non-routine transfer pricing issues with the Internal Revenue Service (IRS), and certain other items. In addition, adjusted EPS and adjusted net income for the third quarter of 2009 and 2008 exclude the incremental non-cash interest expense resulting from a change in accounting for convertible debt as discussed below. These expenses and other items are itemized on the attached reconciliation tables.

On a reported basis and calculated in accordance with United States (U.S.) Generally Accepted Accounting Principles (GAAP), Amgen’s GAAP EPS were $1.36 in the third quarter of 2009, a 30 percent increase compared to $1.05 in the same quarter last year. GAAP net income increased 24 percent to $1,386 million in the third quarter of 2009 from $1,121 million in the third quarter of

2008. GAAP net income for the third quarter of 2008 was negatively impacted by an $84 million inventory write-off resulting from a strategic decision to change manufacturing processes. Effective Jan. 1, 2009, Amgen adopted a new accounting standard which changed the method of accounting for the Company’s convertible notes. In addition, as required, the Company also revised its previously reported financial statements to apply this change in accounting to prior periods. Under this new accounting method, the Company’s GAAP EPS and net income have been reduced as a result of recognizing incremental non-cash interest expense. In connection with adopting this new accounting standard, Amgen recorded $63 million and $59 million of additional non-cash interest expense in the third quarter of 2009 and 2008, respectively. In addition, the Company’s previously reported GAAP EPS and net income for the third quarter of 2008 have been reduced by $0.04 per share and $37 million to $1.05 per share and $1,121 million, respectively, as a result of adopting this new accounting method.

Product Sales Performance

During the third quarter of 2009, total product sales decreased 1 percent to $3,736 million from $3,784 million in the third quarter of 2008. Sales in the U.S. totaled $2,918 million in the third quarter of 2009, relatively unchanged versus $2,929 million in the third quarter of 2008. International sales decreased 4 percent to $818 million versus $855 million for the third quarter of 2008. The decline in third quarter 2009 international sales reflects the unfavorable impact of changes in foreign exchange, which were in aggregate approximately $76 million. Excluding the impact of foreign exchange, total product sales increased 1 percent and international product sales increased 5 percent.

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Amgen’s Third Quarter Adjusted EPS Increased 21 Percent to $1.49;

Third Quarter Revenue Decreased 2 Percent to $3.8 Billion

Worldwide sales of Aranesp® (darbepoetin alfa) decreased 19 percent to $685 million in the third quarter of 2009 versus $845 million during the third quarter of 2008. In the U.S., Aranesp sales decreased 27 percent to $333 million in the third quarter of 2009 versus $458 million in the third quarter of 2008. U.S. sales of Aranesp in the third quarter of 2008 were positively impacted by $54 million due to a change in the accounting estimate related to product sales return reserves. Excluding the positive impact of this prior year change in the accounting estimate, U.S. sales of Aranesp decreased 18 percent in the third quarter of 2009 versus the prior year. The decrease was driven by a decline in demand reflecting the negative impact, primarily in the supportive cancer care setting, of additional product label changes which occurred in August 2008, and a decrease in average net sales price. In addition, the decrease in sales also reflects, to a lesser degree, a slight loss of segment share. International Aranesp sales decreased 9 percent to $352 million in the third quarter of 2009 versus $387 million in the third quarter of 2008 due to the unfavorable impact of changes in foreign exchange, which were in aggregate approximately $29 million and, to a lesser extent, segment decline. Excluding the impact of foreign exchange, international Aranesp product sales decreased 2 percent. Excluding the impact of the change in the accounting estimate related to product sales return reserves and foreign exchange, worldwide product sales decreased 10 percent in the third quarter of 2009 versus the prior year.

Sales of EPOGEN® (Epoetin alfa) increased 5 percent to $663 million in the third quarter of 2009 versus $634 million in the third quarter of 2008 due to an increase in demand. The increase in demand is principally due to patient population growth and, to a lesser extent, increases in average net sales price and dose/utilization.

Combined worldwide sales of Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim) increased 2 percent to $1,210 million in the third quarter of 2009 versus $1,192 million for the third quarter of 2008. Combined sales of Neulasta and NEUPOGEN in the U.S. were $897 million in the third quarter of 2009 versus $856 million in the third quarter of 2008, an increase of 5 percent due primarily to an increase in demand. The increase in demand was driven by an increase in units sold and an increase in average net sales price. Combined international sales decreased 7 percent to $313 million in the third quarter of 2009 versus $336 million for the third quarter of 2008. This decline is due to the unfavorable impact of changes in foreign exchange, which were in aggregate approximately $33 million, partially offset by an increase in demand driven by segment growth and by the continued conversion from NEUPOGEN to Neulasta. Excluding the impact of foreign exchange, combined worldwide product sales of Neulasta and NEUPOGEN increased 4 percent and international product sales increased 3 percent.

Sales of Enbrel® (etanercept) increased 3 percent in the third quarter of 2009 to $924 million versus $893 million in the third quarter of 2008, driven primarily by

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Amgen’s Third Quarter Adjusted EPS Increased 21 Percent to $1.49;

Third Quarter Revenue Decreased 2 Percent to $3.8 Billion

an increase in demand, partially offset by a favorable change in the accounting estimate recorded in the third quarter 2008 related to accruals for sale incentives. The increase in demand was principally due to a high single digit increase in the average net sales price partially offset by a decrease in units sold due to share declines as a result of increased competitive activity in dermatology. ENBREL continues to maintain a leading position in both the rheumatology and dermatology segments.

Worldwide sales of Sensipar® (cinacalcet) increased 2 percent to $165 million in the third quarter of 2009 versus $161 million during the third quarter of 2008, primarily as a result of increased international demand. U.S. sales declined 3 percent driven by a decrease in units sold.

Vectibix® (panitumumab) sales for the third quarter of 2009 were $58 million as compared to $41 million in the third quarter of 2008. Sales growth for the third quarter was driven by international demand as a result of recent launches of Vectibix in Europe. U.S. sales declined 12 percent driven by a decrease in units sold.

Operating Expense Analysis on an Adjusted Basis:

Cost of sales decreased 8 percent to $542 million in the third quarter of 2009 versus $590 million in the third quarter of 2008 primarily driven by lower royalty expenses, lower excess inventory write-offs, and lower excess capacity charges partially offset by higher fill and finish costs resulting from lower utilization at our manufacturing facility in Puerto Rico.

Research & Development (R&D) expenses decreased 12 percent to $613 million in the third quarter of 2009 versus $700 million in the third quarter of 2008. This decrease was primarily driven by lower clinical trial costs and lower staff-related expenses, due in part to the optimization of our clinical supply network.

Selling, General & Administrative (SG&A) expenses increased 3 percent to $913 million in the third quarter of 2009 versus $890 million in the third quarter of 2008. This increase was due to increased spending for activities in anticipation of the approval and launch of ProliaTM (denosumab), higher promotional expenses for marketed products, and higher expenses associated with the Pfizer (formerly Wyeth) profit share due to higher ENBREL sales partially offset by lower litigation expenses, lower staff related expenses, and expense recoveries associated with the GlaxoSmithKline collaboration agreement for Prolia in postmenopausal osteoporosis (PMO) in Europe, Australia, New Zealand, and Mexico.

Excluding expenses associated with the Pfizer profit share of $306 million and $298 million in the third quarter of 2009 and 2008, respectively,

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Amgen’s Third Quarter Adjusted EPS Increased 21 Percent to $1.49;

Third Quarter Revenue Decreased 2 Percent to $3.8 Billion

adjusted SG&A expenses in the third quarter of 2009 increased 3 percent versus the same quarter last year.

The adjusted tax rate in the third quarter of 2009 was 12.9 percent compared to 22.7 percent in the third quarter of 2008. The decrease in the adjusted tax rate is primarily due to the favorable impact of settling IRS and California tax audits for prior years, the impact of which is specific to the third quarter. In addition, the adjusted tax rate is lower due to an increase in bulk manufacturing and profits in Puerto Rico and the fact that the Federal R&D tax credit had not been extended in the third quarter of 2008. The third quarter adjusted tax rate is not indicative of the anticipated full year rate, which is expected to be approximately 18 percent.

Average diluted shares for adjusted EPS in the third quarter of 2009 were 1,021 million versus 1,063 million in the third quarter of 2008.

Capital expenditures for the third quarter of 2009 were approximately $130 million versus $159 million in the third quarter of 2008. Worldwide cash and marketable securities were $14.0 billion and adjusted outstanding debt was $12.2 billion at the end of the third quarter of 2009. The Company’s adjusted outstanding debt excludes the impact of adopting a new accounting standard on the carrying values of its convertible debt. The Company’s outstanding debt presented in accordance with GAAP was $11.5 billion at the end of the third quarter of 2009.

2009 Guidance Update

The Company reaffirmed that revenues for 2009 are trending towards the upper end of the current guidance range of $14.4 to $14.8 billion. Amgen now expects 2009 adjusted EPS to be in the range of $4.90 to $5.05, an increase from the previous range of $4.80 to $4.95, excluding stock option expense, certain expenses related to acquisitions, the income tax benefit, net as a result of resolving certain non-routine transfer pricing issues with the IRS, the incremental non-cash interest expense resulting from the change in accounting for convertible debt, and certain other items itemized on the reconciliation table below.

The Company still expects 2009 capital expenditures to be less than $600 million.

Third Quarter Product and Pipeline Update

The Company provided updates on selected products and clinical programs.

Prolia: The Company reviewed the Complete Response Letter that the U.S. Food and Drug Administration (FDA) has issued for the Biologic License Applications (BLA) for Prolia in the treatment and prevention of PMO. The Complete Response Letter on the Prolia PMO applications requested several items, including further information on the design and background adverse event rates that will inform the methodology of Amgen’s previously submitted post-marketing surveillance program. This letter does not require additional pre-marketing clinical trials to complete the review of the PMO treatment indication. The FDA has requested a new clinical program to support approval of Prolia for the prevention of PMO indication. The FDA has determined that a Risk Evaluation and Mitigation Strategy (REMS) is necessary for Prolia and must include a medication guide, a communication plan, and a timetable for submission of assessments of the REMS. The FDA acknowledged receipt of Amgen’s previously submitted proposed REMS materials. The FDA has also requested all updated safety data related to Prolia.

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Amgen’s Third Quarter Adjusted EPS Increased 21 Percent to $1.49;

Third Quarter Revenue Decreased 2 Percent to $3.8 Billion

The Company also announced that it has received a Complete Response Letter issued by the FDA for the BLA for Prolia in the treatment and prevention of bone loss due to hormone ablation therapy (HALT) in breast and prostate cancer patients. The Complete Response Letter on the Prolia HALT applications requested additional information regarding the safety of Prolia in patients with breast cancer receiving aromatase inhibitor therapy and patients with prostate cancer receiving androgen deprivation therapy. Specifically, the FDA has requested results from additional adequate and well-controlled clinical trials demonstrating that Prolia has no detrimental effects on either time-to-disease progression or overall survival.

Amgen is reviewing both Complete Response Letters and will work with the FDA to determine the appropriate next steps regarding these applications.

The Company announced it expects that data from a study of the effect of denosumab on skeletal-related events in patients with bone metastases from prostate cancer will be available in the first quarter of 2010. The Company also announced that it will include results from all three of its skeletal-related events studies (breast, solid tumors or multiple myeloma, and prostate cancer) in its regulatory filings for marketing approval in the oncology setting next year.

Aranesp: The Company discussed the large, randomized, double-blind, placebo-controlled, Phase 3 study of patients with chronic kidney disease (CKD) (not requiring dialysis), anemia and type-2 diabetes (the Trial to Reduce Cardiovascular Endpoints with Aranesp® Therapy, or TREAT). Treatment of anemia with Aranesp to a hemoglobin target of 13 g/dL had no statistically significant effect on either of two primary endpoints compared with placebo treatment. The two primary endpoints were a composite of time to all-cause mortality or cardiovascular morbidity (including heart failure, heart attack, stroke, or hospitalization for myocardial ischemia) and a composite of time to all-cause mortality or chronic renal replacement therapy. Among the components of the TREAT outcomes measures, stroke, which has been noted in the Aranesp label since 2001, was more likely to occur in the patients who received Aranesp (101 patients [5.0 percent] vs. 53 patients [2.6 percent]; hazard ratio, 1.92; 95 percent CI, 1.38 to 2.68; P<0.001). Further, among patients with a history of cancer at baseline, there were 60 deaths from any cause in the 188 patients assigned to Aranesp and 37 deaths in the 160 patients assigned to placebo (P=0.13 by the log-rank test). In this subgroup, 14 of the 188 patients assigned to Aranesp died from cancer, as compared with 1 of the 160 patients assigned to placebo (P=0.002 by the log-rank test). Aranesp treatment was associated with a statistically significant reduction in blood transfusions. Additional data will be published soon and presented at the American Society of Nephrology Renal Week on October 30th and the American Heart Association scientific sessions in November.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP basis) for the three and nine months ended Sept. 30, 2009 and 2008. In addition, management has presented its outstanding debt in accordance with GAAP and on an “adjusted” (or non-GAAP basis) on Sept. 30, 2009. The Company believes that the presentation of non-GAAP financial

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Amgen’s Third Quarter Adjusted EPS Increased 21 Percent to $1.49;

Third Quarter Revenue Decreased 2 Percent to $3.8 Billion

measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2008, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials,

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Amgen’s Third Quarter Adjusted EPS Increased 21 Percent to $1.49;

Third Quarter Revenue Decreased 2 Percent to $3.8 Billion

medical devices and component parts for our products are supplied by sole third-party suppliers.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

CONTACT:	Amgen, Thousand Oaks
David Polk, 805-447-4613 (media)
Arvind Sood, 805-447-1060 (investors)

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Amgen’s Third Quarter Adjusted EPS Increased 21 Percent to $1.49;

Third Quarter Revenue Decreased 2 Percent to $3.8 Billion

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 30, 2009					Three Months Ended September 30, 2008
	GAAP	Adjustments		“Adjusted”		GAAP (a)	Adjustments		“Adjusted”
Revenues:
Product sales	$3,736	$—		$3,736		$3,784	$—		$3,784
Other revenues	76	—		76		91	—		91

Total revenues	3,812	—		3,812		3,875	—		3,875

Cost of sales (excludes amortization of certain acquired intangible assets presented below)	545	(3	)(b)	542		677	(3	)(b)	590
							(84	)(h)
Research and development	647	(13	)(b)	613		729	(12	)(b)	700
		(3	)(c)				(17	)(d)
		(18	)(d)
Selling, general and administrative	932	(13	)(b)	913		900	(10	)(b)	890
		(6	)(c)
Amortization of certain acquired intangible assets	74	(74	)(e)	—		74	(74	)(e)	—
Other charges	9	(1	)(c)	—		12	(8	)(c)	—
		(8	)(f)				(4	)(f)

Total operating expenses	2,207	(139)		2,068		2,392	(212)		2,180

Operating income	1,605	139		1,744		1,483	212		1,695
Interest expense, net	139	(63	)(g)	76		133	(59	)(g)	74
Interest and other income, net	74			74		62	9	(c)	71

Income before income taxes	1,540	202		1,742		1,412	280		1,692
Provision for income taxes	154	80	(j)	224		291	93	(n)	384
		(28	)(k)
		18	(m)

Net income	$1,386	$132		$1,518		$1,121	$187		$1,308

Earnings per share:
Basic	$1.36			$1.49		$1.06			$1.24
Diluted (o)	$1.36			$1.49	(b)	$1.05			$1.23	(b)
Average shares used in calculation of earnings per share:
Basic	1,016			1,016		1,058			1,058
Diluted (o)	1,022			1,021	(b)	1,064			1,063	(b)

(a) - (o)	See explanatory notes on the following pages, which includes a discussion in note (a) of the retrospectively applied change in method of accounting for our convertible notes.

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Amgen’s Third Quarter Adjusted EPS Increased 21 Percent to $1.49;

Third Quarter Revenue Decreased 2 Percent to $3.8 Billion

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Nine months ended September 30, 2009					Nine months ended September 30, 2008
	GAAP	Adjustments		“Adjusted”		GAAP (a)	Adjustments		“Adjusted”
Revenues:
Product sales	$10,608	$—		$10,608		$11,013	$—		$11,013
Other revenues	225	—		225		239	—		239

Total revenues	10,833	—		10,833		11,252	—		11,252

Cost of sales (excludes amortization of certain acquired intangible assets presented below)	1,553	(9	)(b)	1,543		1,738	(9	)(b)	1,644
		(1	)(c)				(1	)(c)
							(84	)(h)
Research and development	1,973	(40	)(b)	1,875		2,232	(35	)(b)	2,140
		(6	)(c)				(3	)(c)
		(52	)(d)				(53	)(d)
							(1	)(i)
Selling, general and administrative	2,640	(39	)(b)	2,578		2,678	(33	)(b)	2,646
		(23	)(c)				1	(c)
Amortization of certain acquired intangible assets	221	(221	)(e)	—		221	(221	)(e)	—
Other charges	63	(35	)(c)	—		306	(39	)(c)	—
		(28	)(f)				(267	)(f)

Total operating expenses	6,450	(454)		5,996		7,175	(745)		6,430

Operating income	4,383	454		4,837		4,077	745		4,822
Interest expense, net	436	(186	)(g)	250		419	(174	)(g)	245
Interest and other income, net	182			182		264	9	(c)	273

Income before income taxes	4,129	640		4,769		3,922	928		4,850
Provision for income taxes	455	235	(j)	820		795	294	(n)	1,089
		87	(k)
		25	(l)
		18	(m)

Net income	$3,674	$275		$3,949		$3,127	$634		$3,761

Earnings per share:
Basic	$3.60			$3.87		$2.91			$3.50
Diluted (o)	$3.58			$3.86	(b)	$2.90			$3.49	(b)
Average shares used in calculation of earnings per share:
Basic	1,020			1,020		1,075			1,075
Diluted (o)	1,025			1,024	(b)	1,079			1,078	(b)

(a) - (o)	See explanatory notes on the following pages, which includes a discussion in note (a) of the retrospectively applied change in method of accounting for our convertible notes.

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Amgen’s Third Quarter Adjusted EPS Increased 21 Percent to $1.49;

Third Quarter Revenue Decreased 2 Percent to $3.8 Billion

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(a)	Effective January 1, 2009, we adopted a new accounting standard that changed the method of accounting for convertible debt that may be partially or wholly settled in cash, which includes our convertible notes. In addition, as required, we revised our previously reported financial statements to retrospectively apply this change in accounting to prior periods. Under this new method of accounting, the debt and equity components of our convertible notes are bifurcated and accounted for separately. The equity components of our convertible notes are included in Stockholders’ equity in our Condensed Consolidated Balance Sheets with a corresponding reduction in the carrying values of our convertible notes as of the date of issuance or modification, as applicable. The reduced carrying values of our convertible notes are being accreted back to their principal amounts through the recognition of non-cash interest expense. This results in recognizing interest expense on these borrowings at effective rates approximating what we would have incurred had we issued nonconvertible debt with otherwise similar terms.

In connection with applying this new accounting to prior periods, we recorded $59 million and $174 million of additional non-cash interest expense in the three and nine months ended September 30, 2008, respectively. As a result, our previously reported results of operations calculated in accordance with GAAP have been revised for the three and nine months ended September 30, 2008, as follows:

	Three months ended September 30, 2008
	As originally reported	Effect of the new accounting standard	“Revised”
Operating income	$1,483	$—	$1,483
Interest expense, net	74	59	133
Interest and other income, net	62	—	62

Income before income taxes	1,471	(59)	1,412
Provision for income taxes	313	(22)	291

Net income	$1,158	$(37)	$1,121

Earnings per share:
Basic	$1.09	$(0.03)	$1.06
Diluted	$1.09	$(0.04)	$1.05

	Nine months ended September 30, 2008
	As originally reported	Effect of the new accounting standard	“Revised”
Operating income	$4,077	$—	$4,077
Interest expense, net	245	174	419
Interest and other income, net	264	—	264

Income before income taxes	4,096	(174)	3,922
Provision for income taxes	861	(66)	795

Net income	$3,235	$(108)	$3,127

Earnings per share:
Basic	$3.01	$(0.10)	$2.91
Diluted	$3.00	$(0.10)	$2.90

(b)	To exclude the impact of stock option expense. For the three and nine months ended September 30, 2009 and 2008, the total pre-tax expense for employee stock options was $29 million and $88 million, respectively, and $25 million and $77 million, respectively.

“Adjusted” diluted EPS including the impact of stock option expense for the three and nine months ended September 30, 2009 and 2008 was as follows:

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
“Adjusted” diluted EPS, excluding stock option expense	$1.49	$1.23	$3.86	$3.49
Impact of stock option expense (net of tax)	(0.02)	(0.02)	(0.06)	(0.05)

“Adjusted” diluted EPS, including stock option expense	$1.47	$1.21	$3.80	$3.44

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Amgen’s Third Quarter Adjusted EPS Increased 21 Percent to $1.49;

Third Quarter Revenue Decreased 2 Percent to $3.8 Billion

(c)	To exclude the following (expenses)/recoveries associated with our restructuring plan announced in August 2007 and certain additional cost savings initiatives subsequently identified, as follows:

	Separation costs (1)	Asset impairment	Other (2)	Total
Three months ended September 30, 2009
Research and development (R&D)	$—	$(3)	$—	$(3)
Selling, general and administrative (SG&A)	—	—	(6)	(6)
Other charges	3	—	(4)	(1)

	$3	$(3)	$(10)	$(10)

Three months ended September 30, 2008
Other charges	$—	$(1)	$(7)	$(8)
Interest and other income, net	—	—	(9)	(9)

	$—	$(1)	$(16)	$(17)

Nine months ended September 30, 2009
Cost of sales (excludes amortization of certain acquired intangible assets)	$—	$(1)	$—	$(1)
R&D	3	(8)	(1)	(6)
SG&A	2	—	(25)	(23)
Other charges	(31)	—	(4)	(35)

	$(26)	$(9)	$(30)	$(65)

Nine months ended September 30, 2008
Cost of sales (excludes amortization of certain acquired intangible assets)	$—	$(1)	$—	$(1)
R&D	(3)	—	—	(3)
SG&A	—	—	1	1
Other charges	(4)	(15)	(20)	(39)
Interest and other income, net	—	—	(9)	(9)

	$(7)	$(16)	$(28)	$(51)

(1)	Severance and other separation costs partially offset in 2009 by the reversal of previously accrued expenses for bonuses and stock-based compensation awards, which will be forfeited as a result of the employees’ termination.

(2)	To exclude (i) from SG&A in 2009, integration costs associated with certain cost saving initiatives, (ii) from Other charges in 2009 and 2008, loss accruals for leases principally related to certain facilities that will not be used in our business and (iii) from Interest and other income, net in 2008, loss accrual on the sale of certain less significant marketed products and related assets.

(d)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the acquisitions of Abgenix, Inc. (“Abgenix”) and Avidia, Inc. (“Avidia”).

(e)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex Corporation (“Immunex”) acquisition.

(f)	To exclude loss accruals for settlements of certain commercial legal proceedings.

(g)	To exclude the incremental non-cash interest expense resulting from our adoption of a new accounting standard for our convertible notes (see (a) above).

(h)	To exclude the write-off of inventory resulting from a strategic decision to change manufacturing processes.

(i)	To exclude merger related expenses incurred due to the Alantos Pharmaceutical Holding, Inc. acquisition, primarily related to incremental costs associated with retention.

(j)	To reflect the tax effect of the above adjustments for 2009, excluding certain of the loss accruals for settlements of commercial legal proceedings (see (f) above).

(k)	To exclude the income tax benefit (expense) recognized as the result of resolving certain non-routine transfer pricing issues with the Internal Revenue Service (“IRS”) for prior periods.

(l)	To exclude the net tax benefit resulting from adjustments to previously established deferred taxes, primarily related to prior acquisitions and stock option expense, due to changes in California tax law effective for future periods.

(m)	To exclude the tax benefit principally related to certain prior period charges excluded from “Adjusted” earnings.

(n)	To reflect the tax effect of the above adjustments for 2008, excluding (i) certain of the restructuring charges (see (c) above), (ii) certain of the loss accruals for settlements of commercial legal proceedings (see (f) above) and (iii) certain components of the write-off of inventory (see (h) above).

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Amgen’s Third Quarter Adjusted EPS Increased 21 Percent to $1.49;

Third Quarter Revenue Decreased 2 Percent to $3.8 Billion

(o)	The following table presents the computations for GAAP and “Adjusted” diluted earnings per share, computed under the treasury stock method. “Adjusted” earnings per share presented below excludes stock option expense:

	Three months ended September 30, 2009			Three months ended September 30, 2008
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$1,386	$1,518		$1,121	$1,308

Shares (Denominator):
Weighted-average shares for basic EPS	1,016	1,016		1,058	1,058
Effect of dilutive securities	6	5	(*)	6	5	(*)

Weighted-average shares for diluted EPS	1,022	1,021		1,064	1,063

Diluted earnings per share	$1.36	$1.49		$1.05	$1.23

	Nine months ended September 30, 2009			Nine months ended September 30, 2008
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$3,674	$3,949		$3,127	$3,761

Shares (Denominator):
Weighted-average shares for basic EPS	1,020	1,020		1,075	1,075
Effect of dilutive securities	5	4	(*)	4	3	(*)

Weighted-average shares for diluted EPS	1,025	1,024		1,079	1,078

Diluted earnings per share	$3.58	$3.86		$2.90	$3.49

(*)	Dilutive securities used to compute “Adjusted” diluted earnings per share for the three and nine months ended September 30, 2009 and 2008 were computed under the treasury stock method assuming that we do not expense stock options.

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Amgen’s Third Quarter Adjusted EPS Increased 21 Percent to $1.49;

Third Quarter Revenue Decreased 2 Percent to $3.8 Billion

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Aranesp® - U.S.	$333	$458	$963	$1,290
Aranesp® - International	352	387	1,041	1,141
EPOGEN® - U.S.	663	634	1,866	1,810
Neulasta® - U.S.	657	633	1,876	1,850
NEUPOGEN® - U.S.	240	223	672	667
Neulasta® - International	214	219	603	620
NEUPOGEN® - International	99	117	290	342
Enbrel® - U.S.	872	838	2,430	2,531
Enbrel® - International	52	55	151	154
Sensipar® - U.S.	108	111	320	306
Sensipar® - International	57	50	160	138
Vectibix® - U.S.	23	26	72	83
Vectibix® - International	35	15	95	24
Other product sales - U.S.	22	6	54	23
Other product sales - International	9	12	15	34

Total product sales	$3,736	$3,784	$10,608	$11,013

U.S.	$2,918	$2,929	$8,253	$8,560
International	818	855	2,355	2,453

Total product sales	$3,736	$3,784	$10,608	$11,013

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Amgen’s Third Quarter Adjusted EPS Increased 21 Percent to $1.49;

Third Quarter Revenue Decreased 2 Percent to $3.8 Billion

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	September 30, 2009	December 31, 2008 (a)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$14,013	$9,552
Trade receivables, net	2,331	2,073
Inventories	2,155	2,075
Other current assets	1,475	1,521

Total current assets	19,974	15,221
Property, plant and equipment, net	5,743	5,879
Intangible assets, net	2,674	2,988
Goodwill	11,335	11,339
Other assets	1,214	1,000

Total assets	$40,940	$36,427

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,903	$3,886
Current portion of other long-term debt	1,000	1,000

Total current liabilities	4,903	4,886
Convertible notes	4,447	4,257
Other long-term debt	6,089	4,095
Other non-current liabilities	2,643	2,304
Stockholders’ equity	22,858	20,885

Total liabilities and stockholders’ equity	$40,940	$36,427

Shares outstanding	1,016	1,047

(a)	As discussed in more detail above in the notes to the Reconciliation of GAAP Earnings to “Adjusted” Earnings, effective January 1, 2009, we adopted a new accounting standard, which changed the method of accounting for our convertible notes. In addition, as required, we revised our previously reported financial statements to retrospectively apply this change in accounting to prior periods. As a result, our previously reported Consolidated Balance Sheet as of December 31, 2008 has been revised as follows:

	December 31, 2008
	As originally reported	Effect of the new accounting standard		“Revised”
Other non-current assets	$1,016	$(16)		$1,000
Convertible notes	5,081	(824	) (1)	4,257
Other non-current liabilities	1,995	309	(2)	2,304
Stockholders’ equity	20,386	499	(3)	20,885

(1)	The reduction in Convertible notes reflects the bifurcation of the equity components of our convertible notes partially offset by the accretion of the reduced carrying values resulting from the recognition of non-cash interest expense through December 31, 2008.

(2)	The increase in Other non-current liabilities reflects the impact of deferred income taxes.

(3)	The increase in Stockholders’ equity reflects the addition of the equity components of our convertible notes, partially offset by (i) non-cash interest expense recognized through December 31, 2008 related to the accretion of the reduced carrying values of our convertible notes and (ii) the impact of deferred income taxes.

- MORE -

Amgen’s Third Quarter Adjusted EPS Increased 21 Percent to $1.49;

Third Quarter Revenue Decreased 2 Percent to $3.8 Billion

Amgen Inc.

Reconciliation of GAAP Debt Outstanding to “Adjusted” Debt Outstanding

(In billions)

(Unaudited)

	September 30, 2009
	GAAP	Adjustments for the new accounting standard		“Adjusted”
Total debt outstanding	$11.5	$0.7	(a)	$12.2

(a)	To exclude the impact of the adoption of a new accounting standard which changed the method of accounting for our convertible notes, as discussed on the preceding pages.

- MORE -

Amgen’s Third Quarter Adjusted EPS Increased 21 Percent to $1.49;

Third Quarter Revenue Decreased 2 Percent to $3.8 Billion

Amgen Inc.

Reconciliation of GAAP Earnings Per Share Guidance to “Adjusted”

Earnings Per Share Guidance for the Year Ending December 31, 2009

(Unaudited)

2009
GAAP earnings per share guidance	$4.51 - $4.68

Known adjustments to arrive at “Adjusted” earnings:
Amortization of acquired intangible assets, product technology rights (a)	0.18
Incremental non-cash interest expense (b)	0.15
Tax settlement (c)	(0.08)
Stock option expense (d)	0.06 - 0.08
Cost savings initiatives (e)	0.04
Amortization of acquired intangible assets, R&D technology rights (f)	0.04
Legal settlements (g)	0.02
California tax law change (h)	(0.02)
Tax benefit for prior period charges (i)	(0.02)

“Adjusted” earnings per share guidance	$4.90 - $5.05

(a)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex acquisition.

(b)	To exclude the incremental non-cash interest expense resulting from our adoption of a new accounting standard.

(c)	To exclude the income tax benefit, net recognized as the result of resolving certain non-routine transfer pricing issues with the IRS for prior periods.

(d)	To exclude stock option expense.

(e)	To exclude expense related to cost saving initiatives.

(f)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the Abgenix and Avidia acquisitions.

(g)	To exclude loss accruals for settlements of certain commercial legal proceedings.

(h)	To exclude the net tax benefit resulting from adjustments to previously established deferred taxes, primarily related to prior acquisitions and stock option expense, due to changes in California tax law effective for future periods.

(i)	To exclude the tax benefit principally related to certain prior period charges excluded from “Adjusted” earnings.

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